Exhibit 10.1

VIVUS, Inc

Performance Incentive Plan Fiscal 2007

The annual corporate objectives as determined by the Board of Directors and the performance against those objectives will determine the ultimate payout under the Plan.  Senior management will have the most influence on the performance of the corporate objectives and should stand to gain the most if the objectives are met.  The Chief Executive Officer and the functional Vice Presidents will have discretion and flexibility in the ultimate determination the amount, if any to be paid under the Performance Incentive Plan.

Potential cash awards as a percentage of base salary for 2007 as follows:

Titles	Grade	Potential award as a % of base salary
Chief Executive Officer	12	45%
Sr. VP’s, General Manager, CFO	11	35%
Vice Presidents	10	30%
Sr. Directors	8-9	15%
Directors	6-7	10%
Managers/Supervisors	4-5	5%
Individual contributor	1-3	3%

The total potential award will be calculated as shown above for each individual modified by the overall performance of the corporate objectives as determined by the compensation committee.  The individual amounts for officers (grades 10 and 11) will be determined by the CEO based on the guidelines.  The individual amounts for all other eligible employee (grades 1 to 9) will be determined by the functional Vice President, subject to CEO approval, based on the guidelines.  Functional Vice-Presidents are encouraged to reward individuals who have contributed to the overall achievement of the corporate objectives and should not simply revert to a formula based approach to determine award amounts.  Functional Vice Presidents however cannot award more bonuses then the potential as calculated for their entire group.  The allocation is discretionary but the total amount of bonus is fixed.

Eligibility

All non-sales employees, may be eligible for bonuses under this plan.  There will be no waiting period for bonus participation but bonus payouts will be prorated based on employee’s service time during the performance period.

An employee must be employed at date of bonus payout to be eligible to receive the bonus payout.

Eligibility requirements depend on minimum threshold performance.  Individuals whose performance is currently rated as “Needs Improvements” or “Fails to Meet Requirements” will not be eligible for the bonus award.  Employees who work less than 32 hours per may not be eligible for payments under the bonus plan.  Bonus amount are discretionary.

The Compensation Committee will determine the performance against the annual corporate objectives.